Exhibit 99

CDW Reports Second Quarter 2013 Results

Net Sales up 7.5% Year-Over-Year; Successfully Completed Initial Public Offering in July

VERNON HILLS, Ill.--(BUSINESS WIRE)--August 2, 2013--CDW Corporation (NASDAQ: CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare, today announced second quarter 2013 results.

	Three months	Three months		Six months	Six months
	ended	ended		ended	ended
(Dollars in millions)	June 30, 2013	June 30, 2012	% Chg.	June 30, 2013	June 30, 2012	% Chg.
Net Sales	$2,779.3	$2,584.7	7.5	$5,191.0	$4,903.9	5.9
Gross Profit	451.6	426.9	5.8	853.6	811.5	5.2
Net Income	46.7	36.8	26.7	75.0	47.7	57.1
Non-GAAP Net Income*	79.2	67.2	17.8	135.5	113.1	19.8
Adjusted EBITDA*	212.6	200.6	6.0	391.2	367.0	6.6

*Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are each defined and reconciled to the most directly comparable GAAP measure in the attached schedules.

“We are pleased to report another quarter of strong financial performance as we begin our next chapter as a publicly traded company,” said Thomas E. Richards, chairman and chief executive officer of CDW. “This quarter’s performance demonstrates the power of our balanced portfolio of customers, products and technologies when combined with our focus on execution and profitable growth as we once again grew faster than U.S. IT market estimates and delivered solid profitability. We saw excellent momentum in sales to our largest customer channel, medium and large businesses, which increased 13 percent.”

"Strong operating results and lower interest expense helped deliver nearly 18 percent growth in year-over-year Non-GAAP net income," said Ann E. Ziegler, CDW’s chief financial officer. "Our recent return to the public equity market raised over $400 million, which we are principally using to further reduce debt. We anticipate that strong cash flows and future refinancings will enable us to further delever our balance sheet, reducing interest expense and fueling earnings growth.”

"We intend to profitably gain share and outpace market growth in 2013 by 200-300 basis points,” continued Richards. “Our successful initial public offering and continued strong financial results are a testament to the unique value we deliver to our customers and vendor partners, our ability to execute and the strength of our business model. We remain excited by the breadth of opportunities available to us to continue to build long-term shareholder value,” concluded Richards.

Second Quarter of 2013 Highlights:

Total net sales in the second quarter of 2013 were $2.779 billion, compared to $2.585 billion in the second quarter of 2012, an increase of 7.5 percent. Average daily sales in the second quarter of 2013 were $43.4 million, compared to $40.4 million in the second quarter of 2012, representing a 7.5 percent increase. There were 64 selling days in both the second quarter of 2013 and 2012.

  Total Corporate segment net sales in the second quarter of 2013 were $1.537 billion, 10.3 percent higher than the second quarter of 2012. Corporate average daily sales in the second quarter of 2013 were $24.0 million, compared to $21.8 million in the second quarter of 2012. Corporate results reflected strong sales to Medium and Large business customers, which more than offset a slight reduction in sales to Small business customers.
  Total Public segment net sales in the second quarter of 2013 were $1.083 billion, 4.1 percent higher than the second quarter of 2012. Public average daily sales in the second quarter of 2013 were $16.9 million, compared to $16.3 million in the second quarter of 2012. Public results reflected strong net sales increases to Education and State and Local government customers, which offset lower sales to the Federal government.
  Net sales for CDW’s Advanced Services business and Canadian operations, combined as “Other” for reporting purposes, rose 6.2 percent to $159.3 million in the second quarter of 2013, compared to $149.9 million in the second quarter of 2012. Average daily sales in the second quarter of 2013 were $2.5 million, compared to $2.3 million in the second quarter of 2012. CDW’s Advanced Services business consists of customized engineering services delivered by CDW professional engineers and managed services, including hosting and data center services.

Gross profit for the second quarter of 2013 was $451.6 million, compared to $426.9 million in the second quarter of 2012, representing an increase of 5.8 percent. Gross profit margin was 16.2 percent in the second quarter of 2013, versus 16.5 percent for the same period of 2012, as the impacts of lower product margin and the absence of the prior period impact of a favorable vendor audit outcome were partially offset by items accounted for as 100 percent gross margin, which include commission revenue and net service contract revenue, and a higher percentage of Advanced Services revenue.

Total selling and administrative expenses, including advertising expense, were $298.0 million in the second quarter of 2013, compared to $290.5 million in the second quarter of 2012, representing an increase of 2.6 percent. This increase was primarily due to increased sales compensation related to higher sales and gross profit, partially offset by the timing of coworker hiring. Coworker count was 6,810 as of June 30, 2013, compared to 6,804 as of December 31, 2012.

Adjusted EBITDA was $212.6 million in the second quarter of 2013, compared to $200.6 million in the second quarter of 2012, representing an increase of 6.0 percent. Second quarter 2013 Adjusted EBITDA margin was 7.6 percent, 20 basis points below last year’s second quarter.

Net income for the second quarter of 2013 was $46.7 million, up 26.7 percent over the second quarter of 2012 net income of $36.8 million. Interest expense was down $6.6 million to $70.3 million during the three months ended June 30, 2013 compared to $76.9 million during the comparable period in 2012 reflecting lower outstanding balances and a lower average interest rate. Debt extinguishment charges were $10.3 million in the second quarter of 2013. There were no debt extinguishment charges in the second quarter of 2012. The effective tax rate in the second quarter of 2013 was 36.2 percent versus 38.4 percent for the second quarter of 2012.

Non-GAAP net income, which excludes amortization related to the 2007 going-private transaction and certain debt refinancing and other costs, was $79.2 million in the second quarter of 2013, compared to $67.2 million in the second quarter of 2012, representing an increase of 17.8 percent driven by higher operating results and lower interest expense.

First Six Months of 2013 Highlights:

Total net sales in the first six months of 2013 were $5.191 billion, compared to $4.904 billion in the first six months of 2012, an increase of 5.9 percent. Average daily sales for the first six months of 2013 were $40.9 million, compared to $38.3 million for the first six months of 2012, representing a 6.7 percent increase. There were 127 selling days in the first six months of 2013 versus 128 selling days for the same period in 2012.

Gross profit for the first six months of 2013 was $853.6 million, compared to $811.5 million in the first six months of 2012, representing an increase of 5.2 percent.

Total selling and administrative expenses, including advertising expense, were $579.9 million in the first six months of 2013, compared to $571.5 million in the first six months of 2012, representing an increase of 1.5 percent. Adjusted EBITDA was $391.2 million in the first six months of 2013, compared to $367.0 million in the first six months of 2012, representing an increase of 6.6 percent.

Net income was $75.0 million for the first six months of 2013, up 57.1 percent compared to net income of $47.7 million in the first six months of 2012. Debt extinguishment charges were $14.2 million in the first six months of 2013, compared to $9.4 million for the same period in 2012. Interest expense was $142.4 million for the first six months of 2013, 8.5 percent below interest expense of $155.8 million for the same period in 2012. The effective tax rate for the first six months of 2013 was 36.3 percent versus 36.2 percent for the first six months of 2012.

Non-GAAP net income, which excludes amortization related to the 2007 going-private transaction and certain debt refinancing and other costs, was $135.5 million in first half of 2013, compared to $113.1 million in the first half of 2012, representing an increase of 19.8 percent driven by higher operating results and lower interest expense.

Other

On July 2, 2013, CDW successfully completed its initial public offering of 23,250,000 shares of common stock at a price of $17.00 per share (the “IPO”). The common stock is listed on the NASDAQ Global Select Market under the symbol “CDW.” The underwriters also exercised in full their option to purchase an additional 3,487,500 shares from CDW. Net proceeds from the IPO, after underwriting discounts and commissions and before expenses, were $373.5 million. As a result of the underwriters’ exercise of their option to purchase additional shares, CDW received an additional $56.0 million of proceeds, after underwriting discounts and commissions and before expenses.

On July 2, 2013, CDW completed a partial redemption of $175.0 million aggregate principal amount of 8.0% Senior Secured Notes due 2018. After this redemption, the principal amount outstanding for these notes is $325.0 million. On August 1, 2013, CDW completed a partial redemption of $324.0 million aggregate principal amount of 12.535% Senior Subordinated Exchange Notes due 2017 (the "Senior Subordinated Notes"). After this redemption, the principal amount outstanding for these notes is $247.5 million. More information about these transactions can be found in the Current Reports on Form 8-K filed by CDW with the Securities and Exchange Commission (“SEC”).

Forward Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, CDW’s substantial indebtedness; restrictions imposed by agreements relating to CDW’s indebtedness on its operations and liquidity; changes in economic conditions; decreases in spending on technology products by CDW’s customers; CDW’s relationships with vendor partners and availability of their products; continued innovations in hardware, software and services by CDW’s vendor partners; substantial competition that could reduce CDW’s market share; the continuing development, maintenance and operation of CDW’s information technology systems; potential breaches of data security; potential failures to comply with public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW’s customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW’s primary facilities or customer data centers; CDW’s dependence on commercial delivery services; CDW’s exposure to accounts receivable and inventory risks; future acquisitions or alliances; fluctuations in CDW’s operating results; current and future legal proceedings and audits; and other risk factors or uncertainties identified from time to time in CDW Corporation’s filings with the SEC. Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Forward-Looking Statements” and “Risk Factors” in CDW Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC and other subsequent filings with the SEC, including but not limited to CDW Corporation’s Registration Statement on Form S-1 initially filed on March 22, 2013 and subsequently amended. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

Non-GAAP Net income, EBITDA and Adjusted EBITDA, are non-GAAP financial measures. We believe these measures provide helpful information with respect to the company’s operating performance and cash flows including CDW’s ability to meet our future debt service, capital expenditures, dividend payments and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in the company’s credit agreements.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures. Non-GAAP measures used by the company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW is a leading provider of technology solutions to business, government, education and healthcare. Ranked No. 267 on the FORTUNE 500, CDW was founded in 1984 and employs more than 6,800 coworkers. For the trailing twelve months ended June 30, 2013, the company generated net sales of more than $10.4 billion. For more information, visit www.CDW.com.

Webcast

CDW will hold a conference call today, Friday, August 2 at 7:30 a.m. CST/8:30 a.m. ET to discuss its second quarter 2013 financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at http://investor.cdw.com/. For those unable to participate in the live call, a replay of the webcast will be available at www.investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change(1)	2013	2012	% Change(2)

Net sales	$2,779.3	$2,584.7	7.5%	$5,191.0	$4,903.9	5.9%
Cost of sales	2,327.7	2,157.8	7.9	4,337.4	4,092.4	6.0

Gross profit	451.6	426.9	5.8	853.6	811.5	5.2

Selling and administrative expenses	266.4	259.5	2.7	517.9	511.1	1.3
Advertising expense	31.6	31.0	2.2	62.0	60.4	2.6

Income from operations	153.6	136.4	12.6	273.7	240.0	14.0

Interest expense, net	(70.3)	(76.9)	(8.6)	(142.4)	(155.8)	(8.5)
Net loss on extinguishments of long-term debt	(10.3)	-	nm *	(14.2)	(9.4)	50.6
Other income, net	0.2	0.2	nm *	0.6	-	nm *

Income before income taxes	73.2	59.7	22.5	117.7	74.8	57.2

Income tax expense	(26.5)	(22.9)	15.7	(42.7)	(27.1)	57.4

Net income	$46.7	$36.8	26.7%	$75.0	$47.7	57.1%

* Not meaningful

(1)	There were 64 selling days for both the three months ended June 30, 2013 and 2012.
(2)	There were 127 selling days for the six months ended June 30, 2013, compared to 128 selling days for the same period of 2012. On an average daily basis, net sales increased 6.7%.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP NET INCOME, EBITDA AND ADJUSTED EBITDA
(dollars in millions)
(unaudited)

We have included reconciliations of Non-GAAP net income, EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2013 and 2012 below. Non-GAAP net income excludes, among other things, charges related to the amortization of acquisition-related intangibles, non-cash equity-based compensation and gains and losses from the early extinguishment of debt. EBITDA is defined as consolidated net income before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Non-GAAP net income, EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. We believe that Non-GAAP net income, EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change

Net income	$46.7	$36.8		$75.0	$47.7
Amortization of intangibles (i)	40.1	41.1		80.5	82.2
Non-cash equity-based compensation	2.1	5.8		4.0	11.5
Net loss on extinguishments of long-term debt	10.3	-		14.2	9.4
Interest expense adjustment related to extinguishments of long-term debt (ii)	-	-		(0.8)	(1.7)
IPO related expenses (iii)	0.2	-		0.2	-
Aggregate adjustment for income taxes (iv)	(20.2)	(16.5)		(37.6)	(36.0)
Non-GAAP net income	$79.2	$67.2	17.8%	$135.5	$113.1	19.8%

(i)	Includes amortization expense for acquisition-related intangible assets, primarily customer relationships and trade names.
(ii)

Reflects adjustments to interest expense resulting from debt extinguishments. Represents the difference between interest expense previously recognized under the effective interest method and actual interest paid.

(iii)	Represents certain fees and costs expensed related to the initial public offering of the Company’s shares.
(iv)	Based on a normalized effective tax rate of 39.0%.

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change

Net income	$46.7	$36.8		$75.0	$47.7
Depreciation and amortization	52.3	53.2		104.3	105.7
Income tax expense	26.5	22.9		42.7	27.1
Interest expense, net	70.3	76.9		142.4	155.8
EBITDA	195.8	189.8		364.4	336.3
Adjustments:
Non-cash equity-based compensation	2.1	5.8		4.0	11.5
Sponsor fee	1.3	1.2		2.5	2.5
Consulting and debt-related professional fees	0.3	0.4		0.4	0.5
Net loss on extinguishments of long-term debt	10.3	-		14.2	9.4
Other adjustments (a)	2.8	3.4		5.7	6.8
Adjusted EBITDA	$212.6	$200.6	6.0%	$391.2	$367.0	6.6%

(a)	Other adjustments primarily include certain retention costs and equity investment income.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(unaudited)

	June 30,	December 31,	June 30,
	2013	2012	2012
Assets

Current assets:
Cash and cash equivalents	$179.3	$37.9	$158.7
Accounts receivable, net of allowance for doubtful accounts of $5.4, $5.4 and $5.4, respectively	1,390.5	1,285.0	1,253.5
Merchandise inventory	378.5	314.6	321.6
Miscellaneous receivables	165.1	148.5	160.7
Deferred income taxes	12.1	14.1	21.5
Prepaid expenses and other	108.2	34.6	63.5
Total current assets	2,233.7	1,834.7	1,979.5

Property and equipment, net	132.7	142.7	142.3
Goodwill	2,207.4	2,209.3	2,208.5
Other intangible assets, net	1,403.7	1,478.5	1,557.7
Deferred financing costs, net	41.4	53.2	60.7
Other assets	1.6	1.6	2.0
Total assets	$6,020.5	$5,720.0	$5,950.7

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable – trade	$771.0	$518.6	$688.3
Accounts payable – inventory financing	282.5	249.2	253.2
Current maturities of long-term debt	13.5	40.0	-
Accrued expenses and other liabilities	378.2	360.4	371.2
Total current liabilities	1,445.2	1,168.2	1,312.7

Long-term liabilities:
Debt	3,710.9	3,731.0	3,871.4
Deferred income taxes	598.3	624.3	656.7
Other liabilities	57.1	60.0	58.8
Total long-term liabilities	4,366.3	4,415.3	4,586.9

Total shareholders’ equity	209.0	136.5	51.1
Total liabilities and shareholders’ equity	$6,020.5	$5,720.0	$5,950.7

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended June 30,
	2013	2012	% Change	Average Daily % Change(1)
Corporate:
Medium / Large	$1,271.4	$1,124.7	13.0%	13.0%
Small Business	266.0	269.7	(1.4)	(1.4)
Total Corporate	$1,537.4	$1,394.4	10.3%	10.3%

Public:
Government	$295.7	$318.0	(7.0)%	(7.0)%
Education	420.6	349.5	20.4	20.4
Healthcare	366.3	372.9	(1.8)	(1.8)
Total Public	$1,082.6	$1,040.4	4.1%	4.1%

Other	$159.3	$149.9	6.2%	6.2%

Total Net Sales	$2,779.3	$2,584.7	7.5%	7.5%

(1) There were 64 selling days for both the three months ended June 30, 2013 and 2012.

	Six Months Ended June 30,
	2013	2012	% Change	Average Daily % Change(2)
Corporate:
Medium / Large	$2,417.6	$2,214.3	9.2%	10.0%
Small Business	523.7	542.9	(3.5)	(2.8)
Total Corporate	$2,941.3	$2,757.2	6.7%	7.5%

Public:
Government	$548.0	$580.6	(5.6)%	(4.9)%
Education	652.9	571.2	14.3	15.2
Healthcare	728.5	706.2	3.2	4.0
Total Public	$1,929.4	$1,858.0	3.8%	4.7%

Other	$320.3	$288.7	10.9%	11.8%

Total Net Sales	$5,191.0	$4,903.9	5.9%	6.7%

(2)	There were 127 selling days for the six months ended June 30, 2013, compared to 128 selling days for the same period of 2012.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)
(unaudited)

	June 30,	December 31,	June 30,
	2013	2012	2012

Debt and ABL Revolver Availability
Cash and cash equivalents	$179.3	$37.9	$158.7
Total debt	$3,724.4	$3,771.0	$3,871.4
Senior secured debt	$1,843.3	$1,839.5	$1,839.5
Outstanding borrowings under ABL Revolver	$-	$-	$-
Borrowing base under ABL Revolver (1)	$1,098.8	$1,018.2	$991.5
ABL Revolver availability	$631.4	$622.4	$651.7
Cash plus ABL Revolver availability	$810.7	$660.3	$810.4
Total net leverage ratio (2)	4.5	4.9	5.0

Working Capital
Days of sales outstanding (DSO) (3)	41	42	40
Days of supply in inventory (DIO) (3)	15	14	14
Days of purchases outstanding (DPO) (3)	(35)	(32)	(33)
Cash conversion cycle (3)	21	24	21

(1)	Amount in effect at quarter end.
(2)	Defined as the ratio of total debt excluding any unamortized discount and/or premium, less cash and cash equivalents, to TTM Adjusted EBITDA. Prior periods have been revised to conform to the current definition.
(3)	Based on a rolling three month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)
(unaudited)

	Six Months Ended June 30,
	2013	2012

Cash flows from operating activities	$207.1	$304.7

Cash flows from investing activities	(20.0)	(15.7)

Net change in accounts payable – inventory financing	33.3	(25.5)
Other cash flows from financing activities	(77.6)	(204.6)
Cash flows from financing activities	(44.3)	(230.1)

Effect of exchange rate changes on cash and cash equivalents	(1.4)	(0.1)
Net increase in cash and cash equivalents	141.4	58.8
Cash and cash equivalents – beginning of period	37.9	99.9
Cash and cash equivalents – end of period	$179.3	$158.7

Supplementary disclosure of cash flow information:
Interest paid	$(142.7)	$(151.4)
Taxes paid, net	$(50.9)	$(38.4)

CONTACT:
CDW Corporation
Investor Inquiries
Sari Macrie, CFA
Vice President, Investor Relations
847-968-0238
or
Media Inquiries
Mary Viola
Senior Director, Corporate Communications
847-968-0743